Exhibit 99.2

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc.

Board declares quarterly dividend of $0.10 per share

OAKVILLE, ONTARIO, (August 6th, 2009): Tim Hortons Inc. (NYSE: THI, TSX: THI) today announced the Board of Directors has declared a quarterly dividend of $0.10 per share payable on September 1st, 2009 to stockholders of record as of August 18th, 2009. The Company’s current dividend policy is to pay a total of 20%-25% of prior year, normalized annual net earnings in dividends each year, returning value to stockholders based on the Company’s earnings growth.

Dividends are paid in Canadian dollars to all stockholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other stockholders, including all stockholders who hold their shares indirectly (i.e., through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on August 25th, 2009 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on September 1st, 2009.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of June 28, 2009, Tim Hortons had 3,475 systemwide restaurants, including 2,939 in Canada and 536 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com